Subscription Agreement in relation to the subscription of shares of non-public A
Share Issue of China Southern Airlines Company Limited

The Subscription Agreement (hereinafter referred to as the“Agreement”) was entered into between the following parties on 11 June 2012 in Guangzhou, Guangdong Province, PRC:

Party A: China Southern Airlines Company Limited

Address: Guangzhou Economic and Technological Development Zone, Guangdong Province, China

Legal representative: Si Xian Min

Party B: China Southern Airlines Company Limited

Address: Guangzhou Baiyun Airport, Guangdong Province

Legal representative: Si Xian Min

(The above two parties are hereinafter collectively referred to as “the Parties” and any one party is hereinafter referred to as “the Party”)

Regarding:

1. Party A, is a joint stock limited company with limited liability duly incorporated and existing under the laws of the PRC whose Shares are listed on the Shanghai Stock Exchange, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc., The registered capital amounted to RMB 9,817,567,000, and the total share capital amounted to 9,817,567,000 shares, including 4,145,050,000 A shares held by the promoters, 2,877,600,000 A shares held by domestic public float, and 2,794,917,000 H shares held by foreign investors.

2. Party B, a state-owned enterprises incorporated and existing under the laws of the PRC, is the promoter and controlling shareholder of Party A:

3.Party A proposed to increase the registered capital by the way of the issue of non-public A Shares and Party B intended to subscribe all shares of the issue of non-public A Share by Party A.

4. Through amicable consultation among the parties involved, the rights and obligations in respects of the subscription of shares of non-public A Share Issue are determined. The parties, hereby entered into this Agreement in witness whereof the undersigned.

Article 1 Definitions and Interpretation

1.1 In this Agreement, unless otherwise agreed, the following expressions have the meanings set out below:

1.1.1 “This Agreement”: Subscription Agreement in relation to the subscription of shares of non-public A Share Issue of China Southern Airlines Company Limited entered by the parties on 11 June 2012.

1.1.2 “Shares of the Non-public A Share Issue” : Party B agreed to subscribe for not more than 465,116,279 A Shares to be issued to Party B by the way of non-public A Share Issue according to this Agreement. Pursuant to the requirements of this Agreement, the par value of share of non-public A Share Issue is RMB1.00 each.

1.1.3 “the Non-public A Share Issue” : Party A issued A Shares to Party B by the way of non-public shares issue .

1.1.4 “Completion of the non-public share issue”: the completion of the non-public share issue will take place on the date of the issued shares of the non-public A Share issue registered in the Securities Depository and Clearing Corporation under the name of Party B.

1.1.5 “CSRC” : the China Securities Regulatory Commission.

1.1.6 “SSE” : the Shanghai Stock Exchange

1.1.7 “Securities Depository and Clearing Corporation Limited” : China Securities Depository and Clearing Corporation Limited, Shanghai Branch

1.1.8 “Public disclosure” : disclosure in information disclosure media designated by CSRC

1.2 Definitions

1.2.1 The subject of this Agreement is for reference purpose only and does not apply to the interpretation of this Agreement.

1.2.2 All references to certain section, subsection, paragraph, annex or appendix, refer to references of the sections, subsections, paragraphs, annexes and appendixes of this Agreement.

1.2.3 The word “including” used in this Agreement means “including but not limited to” no matter the phase “but no limited to” is included subsequently.

Article 2 Price Determination

2.1 As agreed by the parties, the Pricing Base Day of the Non-public A Share Issue is as at the date of announcement the resolutions of the Board meeting of Party A held on 11 June 2012, that is, on 12 June 2012, the issue price shall be RMB4.30 per A share with a par value of RMB1.00 each, i.e. not less than 90% of the average trading price of the A Shares in the 20 trading days preceding the Pricing Base Day (the average trading price of the A Shares in the 20 trading days preceding the Pricing Base Day equals to the total trading amount of A Shares traded in the 20 trading days preceding the Pricing Base Day divided by the total volume of A Shares traded in the 20 trading days preceding the Pricing Base Day).

2.2 Based on the provisions of the issue price of Article 2.1,Party A issued not more than 465,116,279 A Shares to Party B by way of non-public offering. Party B agreed to subscribe by cash for the aforesaid size of Non-public A Share Issue by Party A. The subscription price of the A Shares of Party A will be adjusted if there is any ex-rights or ex-dividend arrangement from the Pricing Base Day to the date of issuance.

2.3 Party B agreed that upon the full satisfaction of the “Pre-requisites” of Article 3 of this Agreement, in accordance with the notice of Party A and this Agreement to subscribe for the shares of non-public A Share Issue and the price determination of the subscription of the shares of non-public A Share Issue shall be paid in cash one-time off by way of bank transfer to the designated bank accounts of Party A in writing.

2.4 The parties confirmed that upon the completion of this non-public A Share Issue, Party B, under the equity ratio of the actual holdings of Party A, will share the corresponding rights (including the rights to the proceeds of the accumulated profits) and undertake corresponding obligations.

Article 3 Pre-requisites

3.1 This Agreement will take effect on the date when all of the following conditions have been satisfied:

3.1.1 resolution passed and agreed to implement the following non-public A Share Issue of this Agreement by the Board and the general meeting of Party A;

3.1.2 resolution passed and agreed to subscribe for the following shares of the non-public A Share Issue of this Agreement by General Managers Meeting of Party B;

3.1.3 All of the permits, authorisations, approvals, consents and approval as well as other relevant approvals have been obtained from the relevant approval authorities for Party A’s implementation of the following non-public A Share Issue of this Agreement.

3.2 Both Party A and B shall try their best endeavors, in accordance with applicable laws and regulations or to facilitate to achieve the aforesaid pre-requisites set out and any further acts or matters required to proceed the non-public A Share Issue.

3.3 In the event that any of the pre-requisites of this Agreement set out above are not fulfilled within 12 months of the date of passing of the shareholders' resolution of Party A, this Agreement shall cease to be of any effect. Both Party A and B shall not have any claim against the other party and save in respect of claims arising out of any antecedent breach.

Article 4 Completion of Non-public Issue

Non-public issue hereunder shall be deemed to be completed only when the completion of subscription of A shares under non-public issue is confirmed from Securities Depository and Clearing Corporation.

Article 5 Undertakings and Guarantees from Party A

5.1 Party A warrants to Party B that:

5.1.1 Party A is a legal person lawfully registered and validly existing by virtue of the law of People’s Republic of China;

5.1.2 Party A has signed and fulfilled this agreement:

5.1.2.1 in accordance to the requirements under the Articles of Association;

5.1.2.2 with all necessary company actions taken or to be taken to obtain all necessary authorizations and approvals;

5.1.2.3 without violating legal or contractual restrictions bound to or affecting Party A.

5.2 Party A guarantees the truthfulness, accuracy and completeness of the information provided to Party B during negotiation process for constructing this agreement.

5.3 Party A undertakes to comply with all provisions hereof.

5.4 Party A undertakes the financial and legal liabilities arising from the violation of the above guarantees and undertakings and to compensate Party B for the actual losses and expenses arising therefrom.

Article 6 Undertakings and Guarantees from Party B

6.1 Party Bwarrants to Party A that:

6.1.1 Party B is a legal person lawfully registered and validly existing by virtue of the law of People’s Republic of China;

6.1.2 Party B has signed and fulfilled this agreement:

6.1.2.1 in accordance to the requirements under the Articles of Association;

6.1.2.2 with all necessary company actions taken or to be taken to obtain all necessary authorizations and approvals;

6.1.2.3 without violating legal or contractual restrictions bound to or affecting Party B.

6.2 Party B guarantees the truthfulness, accuracy and completeness of the information provided to Party B during negotiation process for constructing this agreement.

6.3 Party B undertakes to comply with all provisions hereof.

6.4 Party B undertakes the financial and legal liabilities arising from the violation of the above guarantees and undertakings and to compensate Party A for the actual losses and expenses arising therefrom.

6.5 Party B undertakes not to transfer its non-publicly issued A shares within 36 months after the registration of such shares under its name.

Article 7 Liability for Breach of Agreement

Any violation of the obligations, undertakings, representations and guarantees by either party hereunder shall be deemed as a breach of agreement by that party.Any loss(es) arising from the failure of full, partial or timely performance of this agreement due to a breach of agreement, the breaching party shall be liable for compensation.

Article 8 Modifications, Amendments and Transfers of Agreement

8.1 Modifications or amendments hereon shall be made in written form upon negotiation and agreement of both parties.

8.2 Any modifications and amendments hereon constitute inseparable parts of this agreement.

8.3 No party shall, whether fully or partially, transfer the rights or obligations hereunder without prior written notice of the other parties.

Article 9 Complete Agreement

9.1 This agreement forms the complete agreement regarding the subject issue hereof between various parties in replacement of the previous oral or written suggestions, statements, guarantees, undertakings, letter of intent, memorandum of understanding, agreements and contracts. No party shall rely and be entitled to rely on such suggestions, statements, guarantees, undertakings, letter of intent, memorandum of understanding, agreements and contracts.

Article 10 Sharing of Taxes

10.1 Unless otherwise agreed, relevant taxes arising from this non-public issue of A shares shall be borne by all parties in accordance to requirements of their respective countries.

Article 11 Notice

11.1 Notice under or related to this agreement by any party shall be made in written form. Notices are deemed to be delivered when delivered by hand or delivered by registered post to the address below or to other addresses informed by the recipient 10 days prior to posting:

Party A: China Southern Airlines Company Limited

Address: No. 278 Ji Chang Road, Guangzhou

Postal code: 510406

Contact person: Qin Hai Feng (秦海峰)

Party B: China Southern Air Holding Company

Address: No. 27 South Hang Yun Street, Ji Chang Road, Guangzhou

Postal code: 510405

Contact person: Shi Zhao Min(石朝民)

11.2 In the case of delivery by hand, any notice shall be deemed as successfully delivered upon signature of the recipient. In the case of delivery by registered post, any notice shall be deemed as successfully delivered after 7 days since mailing.

Article 12 Cancellation of Agreement

12.1 In the event of one or more of the following circumstances, this agreement may be cancelled by means of the following:

12.1.1 As agreed upon negotiation by all parties hereof;

12.1.2 Where this agreement is no performable due to failure to fulfill the prerequisite in Article 3 or prohibition by laws, orders or the government or adjudication, any party is entitled to unilaterally cancel this agreement by written notice.

12.2 Where the circumstances described in the preceding provision arise from the fault(s) of one or more parties, the party(ies) shall bear their respective liability for breaching pursuant to Article 7.

Article 13 Dispute Resolution

13.1 This agreement is governed by the law of People’s Republic of China.

13.2 Any dispute arising from this contract shall be resolved by friendly negotiation of the disputing parties. Either party shall have the right to prosecute a lawsuit in the people’s court governed by the government of Guangzhou upon failure of resolving by negotiation.

13.3 All parties shall continue to perform other provisions hereof save for the dispute item under legal proceedings.

Article 14 Confidentiality

14.1 Unless otherwise agreed in written by another party, all parties shall, upon entering into this agreement and regardless the completion of the non-public issue of A shares hereunder and the termination, cancellation, withdrawal, validity or completion of performance, be liable to the following confidentiality obligations:

14.1.1 No party shall disclose this agreement and the transactions and any transaction related documents (hereafter referred to as “confidential documents”) hereunder to any third party;

14.1.2 Confidential documents and their contents shall only be used for the purpose of transactions hereunder and not for any other purposes.

14.2 Notwithstanding Article 14.1, confidential documents can be disclosed due to the following reasons: 14.2.1 disclosure to all parties hereof and intermediaries such as sponsors, accountants and solicitors engaged by the parties hereof;

14.2.2 disclosure in compliance to mandatory requirements of laws and regulations;

14.2.3 disclosure due to the mandatory demand of the government authorities in power.

Article 15 Others

15.1 This agreement shall take effect pursuant to Article 3 from the date of signature by the legal representatives or authorized representatives of all parties.

15.2 For issues not stipulated in this contract, both parties may sign a supplement agreement which shall have the same legal validity and effect as this agreement.

15.3 This agreement shall be made out in 12 copies with each party holding one copy of each. The remaining 10 copies shall be used for reporting to relevant authorities.

(This page contains no text and is reserved for the signature and seal of the “Subscription Agreement Regarding the Non-public Issue of A Shares by China Southern Airlines Company Limited)

Party A: China Southern Airlines Company Limited (common seal)

Legal representative or authorized representative(signature)

Party B: China Southern Air Holding Company (common seal)

Legal representative or authorized representative(signature)